SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 11, 2002
(Date of Report)
Date of earliest event reported: May 31, 2002

Intuit Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21180 (Commission File Number)	77-0034661 (I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, California 94043
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code:
(650) 944-6000

ITEM 5. OTHER EVENTS.
SIGNATURES

ITEM 5. OTHER EVENTS.

Completed Acquisition of American Fundware, Inc.

As previously announced on May 9, 2002, Intuit Inc. (“Intuit”) signed a definitive agreement to acquire Denver-based The Flagship Group. The Flagship Group is the holding company of American Fundware, Inc., a leading provider of accounting and business management software solutions for nonprofit organizations, universities and individual government agencies. The transaction closed on May 31, 2002.

American Fundware will operate as a separate business unit, Intuit Public Sector Solutions, based in Denver. The unit is led by Michael Potts, who was the chief executive officer of American Fundware, and will continue to offer its current products and services under the Intuit Fundware brand.

Intuit acquired all of the outstanding shares of The Flagship Group for approximately $22 million in Intuit stock and $4 million in cash.

Proposed Acquisition of Management Reports, Inc.

On June 4, 2002, Intuit announced that it had signed a definitive agreement to acquire Management Reports, Inc. (“MRI”), a leading provider of business management software solutions for commercial and residential property managers.

Intuit currently plans to operate MRI as a separate business unit led by Bob Lasser, MRI’s Chief Executive Officer, and will offer MRI’s current products and services using both the Intuit and MRI brands. MRI’s products include MRI™ for Windows® and MRI™ for the Web. Lasser will become a vice president at Intuit reporting to Steve Bennett, Intuit’s chief executive officer, and virtually all of MRI’s 300 employees will be asked to stay with the business. MRI will continue to be based in Cleveland.

Under the terms of the agreement, Intuit will acquire the outstanding shares of MRI for approximately $92 million in cash. Intuit expects MRI to contribute between $45 million and $50 million in revenue in fiscal year 2003, which begins August 1, 2002, and expects it to be slightly accretive to pro forma earnings per share in fiscal 2003. The acquisition is expected to close in the fourth quarter of Intuit’s fiscal 2002 (May 1, 2002 — July 31, 2002), so the company does not expect the acquisition to have a material impact on fiscal 2002 results. The acquisition is subject to customary closing conditions, including the approval of MRI’s shareholders.

Completed Acquisition of CBS Payroll, Inc.

As previously announced on May 8, 2002, Intuit signed a definitive agreement to acquire Fort Worth-based CBS Employer Services, Inc., the parent company of CBS Payroll, one of the leading privately held full-service outsourced payroll companies. The transaction closed on June 7, 2002.

Intuit has combined CBS Payroll’s payroll services with its existing outsourced payroll services business with Micheal Sykes, who was CBS Payroll’s chief executive officer, running the combined business.

Intuit acquired the outstanding shares of CBS Payroll for approximately $78 million. Approximately $74.5 million was paid in cash and the remainder was paid in Intuit stock.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 11, 2002	INTUIT INC.

	By:	/s/ GREG J. SANTORA

Greg J. Santora Senior Vice President and Chief Executive Officer

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